                                                               EXHIBIT 99B9(E)

                        FINANCIAL SERVICES AGREEMENT


     AGREEMENT made as of December 31, 1997 by and between Masterworks Funds, Inc. ("Masterworks") and Merrill Lynch, Pierce, Fenner & Smith Incorporated ("MLPF&S").



                                  WITNESSETH:

     WHEREAS, each of the investment companies listed on Schedule A hereto as such Schedule may be amended from time to time (collectively, the "Funds," and each a "Fund") is an investment company registered under the Investment Company Act of 1940, as amended; and


     WHEREAS, MLPF&S, a broker-dealer registered under the Securities Exchange Act of 1934, as amended, has entered into an agreement with Stephens Inc., as Distributor of the Funds, pursuant to which it sells shares of the Funds to certain customers with IRA Accounts; and


     WHEREAS, for the convenience of its customers MLPF&S is the record owner of such shares and maintains an omnibus account with each of the Funds which represents the aggregate number of shares held by such customers at any given time; and


     WHEREAS, MLPF&S tracks the beneficial ownership of such shares and distributes dividends, and shareholder information and performs other services for its customers' benefit as set forth on Exhibit 1;


     WHEREAS, the Funds receive a direct benefit from MLPF&S performing the Services that they would otherwise perform, or have performed, on behalf of such customers.


     NOW, THEREFORE, in consideration of the premises and mutual covenants hereinafter contained, each party hereto agrees, as follows:


     1. MLPF&S agrees to perform the Services specified in Exhibit I hereto (the "Services") for the benefit of the shareholders of the Funds maintaining shares of any of such Funds in brokerage accounts with MLPF&S and whose shares are included in the omnibus account referred to above (each a "Customer" and collectively, the "Customers"). MLPF&S shall comply with applicable federal securities laws in connection with the provision of the Services hereunder.


     2. MLPF&S agrees that it will maintain and preserve all records as required by law to be maintained and preserved in connection with providing the Services, and will otherwise comply with all laws, rules, and regulations applicable to the Services.

     3. Upon request of the Masterworks, MLPF&S will provide access to our facilities and records related to the Services to the Fund and its legal and audit representatives to review the quality of the Services, and to respond to requests of the board of directors of Masterworks, a governmental body, self-regulatory organization or a shareholder. Notwithstanding this provision, it is understood and agreed that the names and addressees of MLPF&S customers (including the Customers) are the exclusive property of MLPF&S and that such customer information will not be provided to the Funds and their representatives pursuant to this Agreement. All costs and expenses incurred by MLPF&S in providing access to the Fund and its representatives shall be paid by Masterworks.


     4. Masterworks agrees that it and its representatives given access to MLPF&S' facilities and/or records in accordance with Paragraph 3 hereto shall treat all records and any information obtained in connection with access to our facilities as confidential and shall not disclose information contained therein except as permitted under Paragraph 3. All such records and information maintained by MLPF&S and its affiliates in connection with this Agreement are the exclusive property of MLPF&S and shall remain so notwithstanding any release thereof in accordance with the terms of this Agreement. No person having access to such records or information may use such records or information to solicit, directly or indirectly, any customer of MLPF&S for any purpose. The provisions of Paragraphs 3 and 4 shall survive the termination of this Agreement.


     5. In consideration of the Services provided hereunder, Masterworks shall pay to MLPF&S the amounts set forth in Schedule B hereto. If for any reason, any fees or other payments to be made by Masterworks to MLPF&S under this Agreement are not paid by Masterworks within 30 days of Masterworks receipt of a bill therefore, Barclay Global Investors, Inc. ("BGI") agrees to pay such fees and/or other payments to MLPF&S immediately upon receipt of a bill therefor.


     6. MLPF&S shall indemnify and hold harmless Masterworks from and against any and all losses that it may incur (including, without limitation, reasonable attorneys' fees and expenses) arising out of or related to the non-performance of MLPF&S of its responsibilities under this Agreement, except to the extent any such losses are caused, or contributed to, by Masterworks.


     7. (a) Masterworks shall indemnify and hold harmless MLPF&S from any and all losses that it may incur (including, without limitation, reasonable attorneys' fees and expenses) that are related to the non-performance of Masterworks of its responsibilities under this Agreement, except to the extent any such losses are caused, or contributed to by MLPF&S.

         (b) BGI shall indemnify and hold harmless MLPF&S from any and all losses that it may incur (including, without limitation, reasonable attorneys' fees and expenses) that are related to the non-performance of BGI of its responsibilities under this Agreement, except to the extent any such losses are caused, or contributed to by MLPF&S.

         (c) The provisions of Paragraphs 6 and 7 shall survive the termination of this Agreement.


     8. This Agreement may be terminated, without penalty, at any time by MLPF&S or Masterworks in whole, or in part with respect to one or more of the Funds, upon 30 days written notice to the other party. Upon termination, subject to Section 5, Masterworks shall pay such compensation as shall be due and owing to MLPF&S as of the date of such termination.


     9. This Agreement, including its Exhibits and Schedules, constitutes the entire agreement between the parties with respect to the matters dealt with herein, and supersedes any previous agreements and documents with respect to such matters.


     10. All communications under this Agreement shall be written and sent to us at our offices at 4800 Deerlake Drive East, Jacksonville, Florida 32246,
Attention: President, and Masterworks or BGI at the address provided at the end of this Agreement. Notice shall be deemed to have been given on the date it was delivered personally to the other party or any officer or was either received by express delivery or telecopy (with receipt) by the other party at its address specified in this Agreement. Either party may change the address to which communications to it shall be sent by giving notice thereof in accordance with this provision.


     11. This Agreement may be amended only by mutual agreement of the parties in writing; provided however, that any amendment to Schedule A of this Agreement to add additional Fund(s) shall be deemed effective and part of this Agreement upon the day of the first sale by MLPF&S of any shares of such Fund(s).


     12. The rights and obligations of the parties hereunder may not be assigned without the prior written consent of the non-assigning party. Notwithstanding the forgoing, it is expressly understood and agreed that Merrill Lynch Financial Data Services, Inc. ("FDS") and any successor to FDS may perform any of the Services hereunder pursuant to the request of MLPF&S.


     13. This Agreement shall be governed by laws of the State of New York without giving affect to provisions relating to conflict of laws.

     IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.


MERRILL LYNCH, PIERCE, FENNER
& SMITH INCORPORATED


By:  /s/ Robert W. Dineen
    ______________________________

Print Name: Robert W. Dineen
           _______________________

Title: First Vice President
      ____________________________


MASTERWORKS FUNDS, INC.             Address for Notice:


By: /s/ Richard H. Blank, Jr.       111 Center Street
    ____________________________    __________________________

Print Name: Richard H. Blank, Jr.   Little Rock, AR 72201
            ____________________    __________________________

Title: Sec.
       _________________________    __________________________

SOLELY FOR THE PURPOSES OF SECTIONS 5 AND 7(B):

Barclays Global Investors, Inc.  Address for Notes:


By:  /s/ James R. Sollars
    ____________________________    __________________________

Print Name: James R. Sollars
           _____________________    __________________________

Title: Principal
       _________________________    __________________________


By: /s/ Thomas H. Christofferson
    ____________________________    __________________________

Print Name:Thomas H. Christofferson
           _____________________    __________________________

Title: Managing Director
       _________________________    __________________________

                                  EXHIBIT 1


     Pursuant to the Agreement by and among the parties hereto, MLPF&S shall perform the following Services:

     1. Maintain separate records for each Customer with respect to each of the Funds held by such Customer, which records shall reflect shares purchased and redeemed and share balances. MLPF&S shall maintain an omnibus account for each Fund with the transfer agent of the Funds representing the position of such Customers and such account shall be in the name of MLPF&S or its nominee as the record owner of the shares owned by such Customers.

     2. Transmit to the Funds purchase and redemption orders on behalf of Customers. Disburse or credit to Customers all proceeds of redemptions of shares of each of the Funds and all dividends and other distributions not reinvested in shares of each of the Funds.

     3. Prepare and transmit to Customers periodic account statements showing the total number of shares owned by them as of the statement closing date, purchases and redemptions of Fund shares by the customer during the period covered by the statement and the dividends and other distributions paid to the customer during the statement period (whether paid in cash or reinvested in Fund shares).

     4. Transmit to MLPF&S customers proxy materials, reports and other information required to be sent to shareholders under the federal securities laws received by MLPF&S from any of the Funds. Upon request of a Fund, MLPF&S will transmit to Customers fund communications deemed by the Fund, through its Board of Directors or other similar governing body, to be material to shareholders of the Fund. In the event MLPF&S were to mail any Fund materials, reports, prospectuses and other information to Customers/shareholders of any Fund who are MLPF&S customers pursuant to this paragraph, Masterworks agrees to reimburse MLPF&S or cause the Fund to reimburse MLPF&S for all out-of-pocket expenses, including, without limitation, reasonable clerical expenses incurred in connection with the distribution of such materials using rates and guidelines set forth in Rule 451.90 of the New York Stock Exchange Inc.

     5. Provide to the Funds such periodic reports as shall reasonably be concluded to be necessary to enable each of the Funds and its distributor to comply with State Blue Sky requirements.

     6. Retail account support and relationship management.

                                 SCHEDULE A


FUNDS
-----

MasterWorks Funds, Inc. LifePath 2000 Fund
MasterWorks Funds, Inc. LifePath 2010 Fund
MasterWorks Funds, Inc. LifePath 2020 Fund
MasterWorks Funds, Inc. LifePath 2030 Fund
MasterWorks Funds, Inc. LifePath 2040 Fund
MasterWorks Funds, Inc. Asset Allocation Fund
MasterWorks Funds, Inc. Bond Index Fund
MasterWorks Funds, Inc. Growth Stock Fund
MasterWorks Funds, Inc. Money Market Fund
MasterWorks Funds, Inc. S&P 500 Index Fund
MasterWorks Funds, Inc. Short-Intermediate Term Fund
MasterWorks Funds, Inc. U.S. Treasury Allocation Fund

                                 SCHEDULE B


1. In consideration of the Services, Fund Manager agrees to pay MLPF&S an annual fee equal to (i) 10 basis points on net assets of Funds held in ERISA Accounts at MLPF&S in the MFA Program or any other programs requiring equalization under ERISA and (ii) the following basis points per fund on all other net assets of the Funds held in accounts at MLPF&S:


FUND                                                BASIS POINTS
----                                                ------------

MasterWorks Funds, Inc. LifePath 2000 Fund              .20%
MasterWorks Funds, Inc. LifePath 2010 Fund              .20%
MasterWorks Funds, Inc. LifePath 2020 Fund              .20%
MasterWorks Funds, Inc. LifePath 2030 Fund              .20%
MasterWorks Funds, Inc. LifePath 2040 Fund              .20%
MasterWorks Funds, Inc. Asset Allocation Fund           .20%
MasterWorks Funds, Inc. Bond Index Fund                 .07%
MasterWorks Funds, Inc. Growth Stock Fund               .10%
MasterWorks Funds, Inc. Money Market Fund               .10%
MasterWorks Funds, Inc. S&P 500 Index Fund              .07%
MasterWorks Funds, Inc. Short-Intermediate Term Fund    .10%
MasterWorks Funds, Inc. U.S. Treasury Allocation Fund   .20%


Such amounts shall be paid immediately upon receipt of a bill therefor by Federal funds wire to the account specified by MLPF&S.

2. In addition to fees set forth above, Fund Manager shall pay, or cause to be paid, to MLPF&S amounts due pursuant to Paragraph 3 of the Agreement and Paragraph 4 of Exhibit I of this Agreement. Such amounts shall be paid immediately upon receipt of a bill therefore by Federal funds wire to the account specified by MLPF&S.